Exhibit 10.14

SECOND AMENDMENT TO LEASE

This Second Amendment to the certain Lease dated September 23, 2004 as amended by the First Amendment to Lease dated February 5, 2007 (“Lease”), is made and entered into upon the 8th day of March, 2010, by and between the parties and upon the terms and conditions hereinafter set forth.  This Amendment shall serve to amend only the paragraphs listed below; all other terms and conditions of the Lease and First Amendment to Lease are hereby confirmed to be in full force and effect.  This Second Amendment to Lease must be executed by March 15, 2010 or it will expire and will be of no further effect.

Replace the following Sections in Original Lease and First Amendment to Lease with the following:

SECTION 1.2 BASIC DATA.

Landlord: Landlord's Address: Tenant: Tenant's Address: Guarantor: Basic Rent:	Baltic Westborough, LLC c/o The Baltic Group, LLC 2180 Mendon Road, Suite 11 Cumberland, RI 02864 Viking Systems, Inc. 134 Flanders Road Westborough, MA NA As per the following schedule:

October 1, 2010 through September 30, 2011	$20,486.25 per month or $245,835 per year
October 1, 2011 through September 30, 2013	$20,856.67 per month or $250,388 per year
October 1, 2013 through September 30, 2015	$21,245.00 per month or $254,940 per year

 As the same may be adjusted and/or abated pursuant to Section 12.1.

Base Year:     2010

Premises Rentable Area:  Approximately 18,210 of rentable square feet located on the 1st floor of the Building.

Tenant’s Proportionate Share: 31.95%, as computed in accordance with the Percentage Share Computation.

Broker:  Landlord and Tenant represent and warrant to the other that it has not directly or indirectly dealt with any broker with respect to the leasing of the Building, or had its attention called to the Building by any broker.  Each party agrees to exonerate and save harmless and indemnify the other against any claims for a commission by any other broker, person, or firm, with whom such party has dealt in connection with the execution and delivery of this Lease.

ARTICLE XV
OPTIONS TO EXTEND

15.1
TENANT'S OPTIONS.  (a) Provided that, at the time of such exercise, this Lease is still in full force and effect without an Event of Default by Tenant and Tenant occupies at least seventy-five percent (75%) of the Rentable Area of the Premises for its own business purposes, Tenant shall have the right and option (the "Third Extension Option") to extend the Term of this Lease for One (1) extended term of Five (5) years ("Third Extended Term"). The Third Extended Term shall commence on the day immediately succeeding the expiration date of the Extended Term, and shall end on the day immediately preceding the third anniversary of the first day of such Extended Term. Tenant shall exercise its Third Extension Option for the Third Extended Term by giving written notice to Landlord of its desire on or before March 31, 2015.  The giving of such notice by Tenant shall automatically extend the Term of this Lease and an instrument of renewal will be executed. In the event that Tenant fails to give such notice to Landlord this Lease shall automatically terminate at the end of the Second Extended Term, and Tenant shall have no further option to extend the Term of this Lease. The Third Extended Term shall be on all the terms and conditions of this Lease, except (i) during any Third Extended Term, the extension provisions of this Section to the extent already exercised shall not be effective, (ii) that the Basic Rent in effect for the Third Extended Term shall be based on 95% of then current lease rates for comparable buildings in the market but in no case, lower than the most current rent.

Paragraphs 15.1 (b) through (e) shall remain in effect.

ARTICLE XVI
TENANT IMPROVEMENTS

Landlord’s Contribution for Tenant Improvements: Landlord shall repaint the Tenant’s stock room.  It shall be the Tenant’s responsibility to move all equipment, files, etc. from the impacted areas so as to not impact the work to be completed.  In addition, Landlord shall make available up to $50,000 for Tenant’s use to complete renovations and tenant improvements to the Premises.  Said improvements shall be mutually agreed upon.  The balance of the Tenant Improvement allowance, as of June 30, 2011, if any, shall be applied as a credit to the Tenant’s monthly Basic Rent Payment at a rate not greater than $5,000.00 per month.

It is hereby understood that the above listed paragraphs are the only paragraphs amended from the Original Lease and First Amendment to Lease.  All other provisions of the Original Lease and First Amendment to Lease unless amended hereby, are hereby confirmed to remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Second Amendment to the Office Building Lease on the date first set forth above.

WITNESS:	Baltic Westborough, LLC

_________________________________	By: /s/ Irene A. Schmitt
Irene A. Schmitt, Managing Partner
The Baltic Group, LLC

WITNESS:	Viking Systems, Inc.

_________________________________	By: /s/ Jed Kennedy
Jed Kennedy
President and CEO